Letter of Agreement

October 26, 2004

BETWEEN:

Fuzhou Xinmei Biotech Co. Ltd (“FUZHOU”), 197 Hualin Road, Fuzhou, China 350002

AND:

ALDA Pharmaceuticals Corp. of 635 Columbia Street, New Westminster, BC V3M 1A7 CANADA (“ALDA”),

WHEREAS:

ALDA is the owner of proprietary infection control technology,
ALDA wants its products licensed and distributed in China,
FUZHOU wants the exclusive right to license and manufacture ALDA’S products in China and
FUZHOU wants to distribute ALDA’S products in the Chinese province of Fujian

The Parties agree as follows:

1.	FUZHOU hereby licenses the right from ALDA to manufacture ALDA’S products.
2.	ALDA will provide FUZHOU with all information that ALDA has at its disposal to assist with the registration of ALDA’S products in China.
3.	FUZHOU will be responsible for procuring all necessary government approvals for ALDA’S products within 6 months from the time all technical data to support the application is provided by ALDA.
4.	Monthly reports on the progress of the approvals will be provided to ALDA by FUZHOU.
5.	An extension may be requested by FUZHOU to procure all necessary government approvals and may not be unreasonably refused by ALDA for recurring periods of 60 days if:
	a.	FUZHOU is employing its best efforts in obtaining the registration of the ALDA products in China and is providing monthly reports as required under the terms of Paragraph 4 or
	b.	More time is required by ALDA Pharmaceuticals Corp. to obtain information required by FUZHOU under the terms of Paragraphs 2 and 3.
6.	ALDA Pharmaceuticals Corp. will provide FUZHOU with the specifications required for FUZHOU to provide a manufacturing facility suitable for the manufacturing of ALDA’S products.
7.

FUZHOU will provide a fully equipped manufacturing facility according to the specifications provided by ALDA, to produce the ALDA products subject to Fuzhou employing its best efforts to obtain the space, materials and equipment specified by ALDA.

8.	FUZHOU will have the right to distribute ALDA’S products in the province of Fujian in China.
9.

FUZHOU will sell a minimum of 30,000 liters of ViralexTM or equivalent ALDA product in the province of Fujian in the first year after the registration required under the terms of Paragraphs 3, 4 and 5 is obtained.

10.	FUZHOU will have the right to apply to ALDA for distribution rights for ALDA’S products in other provinces of China.
11.	FUZHOU will be responsible for provincial registration of ALDA’S products in China, as required.

635 Columbia Street – New Westminster, BC V3M 1A7 Canada - telephone [604] 521.8300 - facsimile [604] 521.8322
www.aldacorp.com

12.

If distribution rights are obtained in any new province by Fuzhou, the minimum sales levels in the first year after each new provincial registration is obtained will be 30,000 liters times the population of the province of Fujian divided by the population of the new province.

13.	ALDA, at ALDA’S discretion, will have the right to buy product from Fuzhou.
14.	At the request of ALDA and with the authorization of ALDA, FUZHOU agrees to direct ship ALDA’S products for ALDA, at ALDA’S expense, to anywhere in the world.
15.	FUZHOU will pay ALDA a 10% royalty, based on the gross revenues received by Fuzhou for all of ALDA’s products sold in China.
16.

During the first year that FUZHOU is distributing ALDA’S products in any province in China, FUZHOU and ALDA will determine the minimum sales to be made by FUZHOU for the next 5 years in that particular province, to take effect on the next occurring anniversary date of this agreement.

17.

In the event that there has been a breach of any provision of any agreement between ALDA and FUZHOU, either party reserves the right to terminate this Agreement at any time after thirty (30) days has elapsed from the date that written notice has been sent to the party in breach by the other party. The Agreement may also, at the option of either party, be terminated immediately if either party becomes insolvent; violates the laws, regulations, rules, or statutes of any government; ceases doing business; makes an assignment for the benefit of creditors; or commits an act of bankruptcy. A failure by either party to exercise any right hereunder shall not operate as a waiver of such right and all remedies contained herein shall be cumulative.

18.

Any part of this Agreement that is contrary to any federal, state, or local law shall not be applicable and shall not invalidate any other part of this Agreement. In the event of disputes or legal interpretation of the terms of this Agreement, the laws of British Columbia, Canada shall govern and be binding upon the parties hereto.

19.

This Agreement contains the entire understanding of the parties and there are no commitments, agreements, or understandings between the parties other than those expressly set forth herein. This Agreement shall not be altered, waived, modified, or amended except in writing signed by the parties hereto and notarized.

20.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be a location as may be agreed to by both parties.

21.

FUZHOU agrees not to disclose or use, except as required in FUZHOU'S duties, at any time, any information disclosed to or acquired by FUZHOU during the term of this contract. FUZHOU agrees that all confidential information shall be deemed to be and shall be treated as a sole and exclusive property of ALDA.

22.	Any and all notices herein shall be in writing transmitted by Federal Express or other courier or facsimile.
23.

The Letter of Agreement may be signed by the authorized signatories of FUZHOU and ALDA by facsimile and in as many counterparts as may be necessary, each of which shall together constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the

635 Columbia Street – New Westminster, BC V3M 1A7 Canada - telephone [604] 521.8300 - facsimile [604] 521.8322
www.aldacorp.com

date as set out above. Original copies in as many counterparts as may be necessary shall follow by mail.
24.	This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party.

The terms above are accepted by:

ALDA PHARMACEUTICALS CORP.
Per:

“Terrance G. Owen”
Terrance G. Owen, President & CEO

AND

FUZHOU XINMEI BIOTECH CO. LTD.
Per:

“Sujian Ping”	October 26, 2004
Sujian Ping, Authorized Signatory	Date

635 Columbia Street – New Westminster, BC V3M 1A7 Canada - telephone [604] 521.8300 - facsimile [604] 521.8322
www.aldacorp.com